Exhibit 99.1

NCO Group, Inc.

Fourth Quarter and Full Year 2010 Investor Conference Call

Moderator:  Ron Rittenmeyer

April 5, 2011

4:00 p.m. EST

Operator:

Good afternoon, my name is Marcy and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO fourth quarter and full year result conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you, Mr. Callahan, you may begin your conference.

Brian Callahan:

Thank you, everyone, for joining NCO Group’s conference for the 4th quarter of 2010. I am Brian Callahan and with me, today, is Ron Rittenmeyer, President and CEO, and John Schwab, Executive Vice President and CFO.

I will now read our forward looking statement. Statements in this conference call and in our press release, issued March 31st, other than historical facts, are forward looking statements, as defined under federal securities laws. Actual results may differ materially from those projected in the forward looking statements. Factors that may cause actual results to differ materially are discussed in the company’s earnings press release. The company disclaims any intent or obligation to publicly update or revise any forward looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

I will now turn it over to Ron Rittenmeyer, President and CEO.

Ron Rittenmeyer:

Thank you, Brian. And I appreciate everyone calling in today. I am going to cover an overview of the business and our outlook for the remainder of 2011 and then turn it over to John Schwab who will follow with a detailed discussion of our financial performance and then we’ll open the lines for any questions.

So, let me start with the fourth quarter. NCO reported revenues of $390.3 million and adjusted EBITDA of $35.6 million. The adjusted EBITDA excludes non-cash allowances for impairments of about $7.1 million and $4.4 million of restructuring charges, which John will shortly discuss. This compares to an adjusted EBITDA of $47.8 million for the same period last year, which was exclusive of non-cash impairments of $11.4 million as well as $7.9 million of restructuring and other non-recurring charges.

This resulted in our adjusted EBITDA margin for the fourth quarter of 2010, coming in at 11.9 percent which compares to 14.2 percent in the prior year’s fourth quarter.

Looking at the business, as you know, NCO’s organizing the three operating units: Accounts Receivable Management, or the ARM business, Customer Relationship Management, or CRM, and the Portfolio Management group, or PM.

So, during the fourth quarter of 2010, the ARM division operated below its revenue and profitability targets due to the reduction in client volumes and average balances that continued to occur as a result of our current economic situation. Additionally, reductions in the amount of portfolios purchased by the Portfolio Management division did have an adverse impact on this division, which we’ll discuss in a little bit more detail in a few minutes.

The ARM division continues to focus on cost-cutting initiatives and process re-engineering in order to drive efficiencies from the collection process. These initiatives help to partially offset the impact of declining volumes in 2010 and will help create incremental margin from new opportunities.

While this division continues to be impacted by current economic trends, we are extremely pleased with its performance amongst its peers at our key clients, as well as the ability of this management team to truly effectively manage costs.

During the fourth quarter, CRM experienced lower than expected volumes from existing clients. The volume reductions were primarily due to our clients’ challenging business environment.

As we previously discussed, the CRM division continued to work with its clients re-forecasting their needs through 2010, including their needs specific to the holiday season, which was slower than our clients originally anticipated. We plan to continue to be very engaged in this type of process throughout 2011.

We believe that our CRM division is well positioned to capitalize on incremental opportunities in the market and is one of our strongest growth opportunities over the next few years.

Turning to Portfolio Management, during the fourth quarter, it was below its revenue target, but it did exceed its profitability target. The lower results were primarily attributed to lower than expected collection results on certain portfolios.

In connection with the recent credit facility amendment, we obtained approval to sell all or a portion of our purchased accounts receivable. Although the portfolios continue to generate significant cash flows, there may be an opportunity to accelerate the receipt of some of these cash flows at an acceptable discount. We will continue to monitor the market and evaluate this opportunity accordingly.

During the quarter, we continued to execute on our plan to drive more of our labor requirements to cost-effective geographies. This balancing of our labor between domestic, in-shore and off-shore locations, has allowed us to better meet the increasing needs and demands of our client base.

At the close of the quarter, we had approximately 5,150 employees in the Philippines, 3,210 in Central America, 870 in Canada, 860 in the Caribbean, and 640 employees in India, delivering services to the U.S. client base. We believe that offering our clients reliable, cost effective and efficient labor, and expertise from multiple locations, in and outside the U.S., is a competitive advantage for NCO, and a further means of providing a differentiated service as we expand into the broader BPO market.

Based on client requests for additional capacity, we’re carefully looking at existing locations where we can effectively re-deploy existing idle capacity and also, expanding in geographies with more efficient labor markets.

2010 certainly presented many challenges and opportunities for NCO, as continued pressure on our clients’ volume depressed our results for the year. Although the operating results were below expectations, both ARM and CRM divisions had their best year for new business wins.

The new business wins, stabilizing of existing client volumes and cost-saving initiatives are the foundation for our expectation of stability in 2011 and growth in 2012 and beyond.

For 2011, we expect the ARM division to experience a slight decline in revenue, excluding reimbursable costs and fees, due to lower servicing fees from Portfolio Management, the net collection environment and the full year impact of the decline in volumes experience during 2010. These decreases are expected to be partially offset by new business opportunities. Additionally, we expect an increase in EBITDA margin and dollars due to operational efficiencies, reductions in shared service costs, and further deployment of off-shore labor.

For 2011, we expect a slight increase in revenue in CRM due to the impact of growth from new and existing clients, offsetting the full-year impact of the declines in volumes experienced during 2010.

We also expect increases in CRM EBITDA margins in dollars due to new business opportunities, operational efficiencies and reduction in shared service costs.

So now, I’d like to turn the call over to John Schwab for a financial review of the quarter.

John Schwab:	Thanks, Ron.

Revenue for the fourth quarter of 2010 was $390.3 million. This represents the decrease of $33.1 million or 7.8 percent from the fourth quarter of last year.

The company reported adjusted EBITDA of $35.6 million and a net loss attributable to NCO of $80.7 million. In the prior year, the company reported adjusted EBITDA of $47.8 million and a net loss attributable to NCO of $52.3 million.

Adjusted EBITDA for the fourth quarter of 2010 excludes $4.4 million of restructuring charges and $7.1 million of impairment charges recorded for a valuation allowance against the carrying value of our portfolios of purchased accounts receivable. Adjusted EBITDA for the fourth quarter of 2009 excludes restructuring charges of $7.9 million and $11.4 million of noncash allowances for impairment, which comprises $6.4 million allowance for impairment of purchased accounts receivable and a $5.0 million allowance for the impairment of a note receivable.

Included in the fourth quarter net loss for 2010 was a $57.0 million noncash impairment of goodwill. Due to the expected impact of the economic environment on our clients’ business in 2011, when we did our evaluation in the fourth quarter, we reduced our expected results for the CRM division. As a result, our 2010 impairment test for goodwill indicated that the carrying value of the CRM reporting unit exceeded its fair value and we recorded an impairment charge of $57.0 million. This compares to a $30.0 million noncash impairment of goodwill and other intangible assets that we recorded in the fourth quarter of 2009. These are noncash charges and do not affect the company’s cash flows from operations or its liquidity.

The following discussion of net revenue excludes reimbursable costs and fees which represent out-of-pocket expenses that are reimbursed by our clients.

Now, breaking down revenue into its components, the ARM division reported net revenue of $238.7 million this quarter, a decrease of 9.3 percent compared to $263.2 million last year. The decrease was primarily attributable to lower overall collections in a more difficult business environment which had an impact on most of our business lines, including financial services, healthcare, education, and portfolio servicing.

In addition, ARM revenue included $8.3 million for the services performed for portfolio management during the fourth quarter of this year, which is down $4.5 million from $12.8 million last year.

CRM reported revenue of $71.8 million this quarter, a decrease of 16.3 percent compared to $85.8 million of revenue in the fourth quarter of last year. This decrease was attributable to lower volumes from existing clients due to the impact of the economy on their businesses. This was offset partially by higher volumes from certain new clients related to the implementation of contracts during 2010.

The Portfolio Management division reported revenues of $2.4 million this quarter compared to $8.2 million for the fourth quarter of last year. Included in the revenue for this quarter was $7.1 million of impairment charges recorded for a valuation allowance against the carrying value of the portfolios, which is shown as a net decrease in revenue, as compared to a $6.4 million impairment charge recorded in the fourth quarter of last year.

Excluding the effects of the portfolio impairments, revenue was $9.5 million this quarter compared $14.6 million last year. This decrease was primarily the result of lower portfolio purchases due to our decision to exit the portfolio business as well as the impact of a weaker collection environment on consumer payments.

Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline, we may need to record additional allowances for impairment. Conversely, if consumer payment patterns are better than expected, we recoup a portion of these impairment allowances.

Cash collections on purchased portfolios during the fourth quarter were $16.5 million compared to $31.8 million for the same quarter last year. The decrease from last year was, again, due to lower portfolio purchases in a more difficult collection environment.

Now, moving on to expenses. On an overall basis, payroll and related expenses as a percent of revenue increased to 56.8 percent as compared to 55.3 percent for the fourth quarter of last year. The increase as a percentage of revenue from last year was primarily due to the leveraging of our infrastructure over a lower revenue base this quarter.

On an overall basis, selling general and administrative expenses as a percent of revenue increased to 34.4 percent compared to 34.2 percent for last year. The percentage remained relatively flat despite the decrease in revenue due to the positive impact of the cost-saving initiatives including facility rationalization, headcount reduction, and other expense management.  We will continue to actively manage our expenses structure in order to mitigate EBITDA deterioration as a result of client volume fluctuations in the difficult economic environment.

For the fourth quarter of 2010, we recorded income tax benefit of $159,000 as compared to $110,000 last year. Our effective tax rate is very low due to the recognition of a valuation allowance on certain domestic net deferred tax assets.

And lastly, some notes on our financial condition. As we’ve demonstrated in 2010 and as we’ve previously discussed, we continue to focus on debt pay-down, working capital management, strict control of cash investments, including capital expenditures and portfolio purchases.

At December 2010, the company had $33.1 million of cash and cash equivalents. During the quarter, our accounts receivable days outstanding were at 40. This calculation includes the reimbursable costs and fees.

Capital expenditures in the fourth quarter were $5.9 million or 2 percent of revenue for the quarter which is below our typical expectation of 3 percent of revenue. During the quarter, the company purchased accounts receivable with the face value of $68.5 million, for a total purchase price of $1.8 million.

During the fourth quarter of last year, the company purchased accounts receivable with a face value of $439.7 million, for a total purchase price of $8.7 million. We do not currently expect to have any material portfolio purchases in 2011.

During the quarter, we repaid the final $2 million of principal outstanding under our non-recourse credit agreement. As of December 31, 2010, the only amount outstanding under this facility was $1.8 million which represents the market value of the lender’s residual interests.

During the fourth quarter of 2010, we had net borrowings of $8.5 million under our senior credit facility. The year to date, we made net repayments totaling $49.0 million.

At December 31, 2010, we $10 million outstanding on our revolving credit facility, and $5 million of outstanding letters of credit, giving us borrowing capacity of $85 million.

At December 31, 2010, we were not in compliance with all of our required financial covenants, but we have obtained a waiver from our lenders.

Due to the expected noncompliance with our covenants as of December 31, as well as our uncertainty of our ability to remain in compliance with the financial covenants throughout 2011, we amended our senior credit facility on March 25, 2011 to do a number of things, including adjusting certain financial covenants, including increasing maximum leverage ratios and decreasing minimum interest coverage ratios, extending the maturity date of our revolver from November 15, 2011 to December 31, 2012, reducing the borrowing capacity of the revolver to $75 million until November 15, 2011 and $67.5 million until December 31, 2012, and permit us to sell all or a portion of our purchased accounts receivable.

Our ability to maintain compliance with our covenants will be highly dependent on our results of operations and to the extent necessary, our ability to implement further remedial measures such as further reductions in operating costs. The economic and business climate in 2010 has been more challenging than we would have anticipated, and while we currently feel that we’re seeing signs of improvement and stability in the existing revenue as well as new opportunities, there can be no assurance that we will be able to maintain compliance with our financial covenants in future periods.

We make seek to amend our existing credit facility again, to obtain additional covenant compliance relief or wavers or additional funding or replacement financing. There can be no assurance that we will be able to obtain covenant relief for other funding or replacement financing. Any such covenant relief or new financing may result in additional fees and higher interest rates. In addition, we may seek to amend or replace our credit facility prior to the expiration of the facility which occurs in May of 2013.

And now, I’ll turn things back to Ron, and we’ll open it up for questions.

Ron Rittenmeyer:	All right, thanks John. Operator, you can now open it up for questions.

Operator:	At this time, if you have a question, please press star and then the number one on your telephone keypad.

Your first question comes from the line of Ken Silver with RBS.

Ken Silver:	Hi, good afternoon, can you hear me OK?

John Schwab:	Yes.

Ken Silver:

OK, great, thanks. I guess I just wanted to ask you about the revenue guidance that you outlined. You said that ARM revenue — I guess, the existing ARM revenue would be weaker but that it would be offset by new business?

John Schwab:	Well — this is John. We expect that ARM revenue will decrease by in and around 4ish percent for the year — on a year-over-year basis.

Ken Silver:	OK.

John Schwab:	And we expect CRM to increase slightly, a couple of points.

Ken Silver:

OK, and, I guess, can you give us, you know, a sense for how that would translate into EBITDA performance? I mean, obviously, you have a pretty variable cost structure but I’m just trying to get a sense of, what we should expect for EBITDA if those revenue numbers, you know, are accurate.

John Schwab:

Right. Listen, we expect, we continue to expect to have increasing EBITDA margins as we go forward through 2011 in each of the respective businesses. It’s very difficult to pin it down to a number exactly, for the purposes of this public call to kind of lay a number out there, but we are expecting modest increases in EBITDA percentages as we go through 2011. That’s about all I can say on that matter.

Ken Silver:	Margins — EBITDA margins for increases?

John Schwab:	EBITDA margins and dollars as well.

Ken Silver:

OK. And then, just back on the revenue throughout because on the last conference call, I think the sentiment, you know, was that the collectability was — really had stabilized, maybe at low levels, but that it wasn’t getting any worse. Is that still the case? I’m just trying to understand why you think revenues are going to be lower?

John Schwab:

The stabilization — we believe that the stabilization has continued, as you know, in the first quarter, which — I guess, that just ended. You know, things rise because you have the tax season and those types of things kick in, but we have seen liquidity stabilize.

Again, we saw our normal seasonal increase here in the first quarter, but you’ve got to keep in mind that in addition to the liquidation rates, the other key thing that’s at play is the volumes that are out there. And as there have been decreases in some of the placements that occur, that sort of — that impacts the revenues as well on a go-forward basis.

Ron Rittenmeyer:	And off-shoring as well. When you do off-shoring, there’s some adjustment in revenues.

John Schwab:	Absolutely, thank you.

Ken Silver:	Two other questions. Are you seeing more in-sourcing by customers and also, what is your capital expenditure expectation for the year?

Ron Rittenmeyer:

I think in-sourcing is probably pretty consistent, from what I’ve seen, at least early on, I would say it’s more or less, it’s what it is. I mean, there will always be some of that but I don’t think it’s as nearly what it was in the past, at this stage at least.

John Schwab:	And what was the last — can you repeat the last part of the question?

Ken Silver:	Cap ex budget for the year.

John Schwab:	We’re expecting it at about 3 percent of net revenues.

Ken Silver:	OK, all right. Thank you.

Ron Rittenmeyer:	Thank you.

John Schwab:	You bet.

Operator:	Your next question comes from the line of Stan Aaron with Credit Research.

Stan Aaron:	Hi, can you hear me?

Ron Rittenmeyer:	Yes.

John Schwab:	We got you.

Stan Aaron:

I’ve got one question about your client base. I remember at the end of 2009, your 10-K said that you had about 18 and a half thousand clients, and 2010 10-K says that you have 14,000 clients. Does it mean that you have lost some of less-important clients? Or you chose not to continue business with them? Can you comment on this, please?

John Schwab:

My comment would be this. Yes, I think it’s a little bit of all of the above. I would tell you that the number of clients varies dramatically. A lot of those are onesy, twosy placements that we get from smaller customers, depending on how things are going. I wouldn’t tell you that as we look out across our broad spectrum of clients that we have, I don’t feel like there’s been some retrenchment. We generally haven’t felt like we’ve lost any significant clients that are out there.

A couple here and there, but nothing certainly significant and the numbers driving down, again, are impacted by a lot of smaller clients as well as commercial clients that, kind of, use us on an as needed basis. And so, I wouldn’t take much from that statement. I think the numbers fall where they fall, but it really doesn’t have anything to do with more of the significant clients that are out there.

Stan Aaron:

OK. Well, now, on the capital structure and the process, obviously, I’m sure you’ve been attacked by a whole bunch of restructuring advisors and banks, but at the end of the day, do you feel that the plan is to continue de-levering the capital structure just using cash flow from operations or at some point, do you expect some help from your equity holders in this regard?

John Schwab:

Well, listen, as I discussed when I went through my remarks, the company is keen on, reducing the amount of debt through managing its balance sheet, managing the working capital, driving additional revenue and EBITDA margins out and paying down debt.

We certainly are aware of the pending maturities of certain of the debt that remains outstanding in 2013 as well as 2014, and I think we’ll address that as the time comes. And so, really, I can’t comment for anything with our equity partners, I can only tell you that, day in and day out, we are managing our business very efficiently and effectively in order to maximize the amount of cash that we can generate to pay down debt.

Stan Aaron:	OK. Can you comment a little on all the overlap between your ARM and CRM clients?

John Schwab:	On the overlap?

Stan Aaron:	Yes.

John Schwab:

I would tell you, there’s not a tremendous amount of overlap that we get between ARM and CRM clients. There are certainly names that overlap, but there is not a tremendous amount of overlap from a buyers standpoint. Typically, the buyers in the CRM world and the buyers in the ARM world sort of are in different divisions within the various companies that we have.

We have enjoyed some successes in being able to work some synergistic sales across some of the lines, but generally speaking, you know, we do share many clients because our ARM business does touch many of the biggest companies that are out there and CRM similarly does as well. But, I mean, I don’t think we see it as a big concern if that’s where this was headed.

Stan Aaron:	And, well, this is an incredibly fragmented industry. Can you share us — with us your view and basically some color on what issues among smaller competitors? Are they struggling generating operating cash as opposed to profits. Or what’s the trap? Because the environment industry’s challenging and you have some competitive advantages because of the size and potential synergies to this business related to technology and other issues. What’s going on in the market there among the competitors?

John Schwab:

Here’s what I will tell you. I agree with your sentiment that it’s a challenging environment, you’ve heard our remarks and, they focus around that. You know, we’re doing everything we can to manage our business as effectively as we can. I really can’t comment on what’s going out there with some of the others. We do have certain synergies because of our size, but certainly, I don’t want to comment on what our competitors are seeing in their business, because I couldn’t tell you.

Ron Rittenmeyer:

I mean, you really need to ask them. We agree with your comments about our business, but it is challenging, but having said that, we do have some unique characteristics and some things that make us good at what we do. But I don’t think it’s our place to rate our competitors.

Stan Aaron:	OK. All right. Thank you.

Operator:	Your next question comes from the line of Michael Temple with Pioneer.

Michael Temple:

Hey, John, how are you doing? And welcome aboard, Ron. I wanted to take something that Stan asked and try to get a little bit more color in — and historically in the past, your organization has been pretty successful at folding in other organizations that may not have been run as successfully, or at least have some interesting aspects to it in the areas of the marketplace that you wanted to get into. And given the difficulty of the model, right now, I mean, I think to a certain extent, you’ve done a good job of managing costs, but there’s a — you know, a rule of diminishing returns in terms of cost cutting.

It would make sense to me, from an overarching strategy standpoint, to think about being a further consolidator of the industry, given its fragmentation and given your ability to spread the cost across the cost structure that should have its advantages relative to its small competitors. What are your thoughts in 2011 about your — both your ability and willingness to do that?

Ron Rittenmeyer:

I would say our willingness is as keen as ever. But let’s face it, it will be a function of price and where we are at that moment. But we’re not going to buy — we’re not going to consolidate at a price that’s not appropriate, so, hopefully we will find opportunities that fold in appropriately. You’re right that we’re very good — I mean, I’ll stipulate that everything you said about things we do right in this area, by all indications, are correct.

So therefore, it would seem incumbent on us to keep doing that when and if it makes sense. And it really has to be a function of the quality of the company, the portfolio that company has and then, the price of that portfolio. You know, in some respects, the pressure on the industry is helpful in that area, as people realize that they’ve got trouble and our size does allow us to do that and get some real synergies out of that. So, I guess that’s a long way of saying that we’re still very keen and it will be a function of those attributes.

Michael Temple:	And in terms of your private equity investor, do they seem to be willing to support that continued, you know, push, again, giving the right price?

Ron Rittenmeyer:

Well, I would certainly hope so. I mean, you would have to ask them but I can’t speak for them, but I would suspect and I would certainly expect that they would be, they haven’t told me any differently either way, so there’s no reason to assume they wouldn’t. That’s what they do for a living. So, if it’s going to make the return, then I would suspect they would be interested.

Michael Temple:

All right, let me just kind of flip that question over a little bit. You said that in the ARM business, you’re going to be down around 4 percent, CRM up slightly, and yet you’re going to be able to increase the overall EBITDA number and improve margins. Where in the organization are you going to be able to, sort of, drop at more costs out in order to achieve that?

Ron Rittenmeyer:

All I can tell you is that we have things that we’re going to do to improve efficiencies. I really don’t want to get in the details of that part of the organization. That’s a conversation I need to have within the organization versus in a public form. It’s not a great place for that to be read.

Michael Temple:	Well, you know, in order to sort of understand exactly how you’re going to be able to do it, I think we need a little bit more detail.

Ron Rittenmeyer:

I can’t, I don’t know what little more to give you at this stage other than to say that there’s obviously cost synergies that we still see within the organization and we’re going to get those, and we have an effort already begun to do that and some of that will involve changing how we do business as well as where we do business and I’ll obviously need some organizational changes that will go with that.

So, we haven’t announced anything here, we’re in the investigative stages, but we have a fairly strong belief that there are opportunities available for us to continue to improve our position financially in that business, and that’s where we’re putting our efforts.

Michael Temple:	OK. Can I just recommend one thing given the uniqueness to the organization, it might make sense to have an analyst day or an investor day at some point in New York for everybody this year.

Ron Rittenmeyer:	OK, we’ll take that and consider it.

Michael Temple:	All right, great.

John Schwab:	Michael, appreciate it.

Michael Temple:	Thanks, John. Bye.

Operator:	Your next question comes from the line of Ken Silver with RBS.

Ken Silver:	Hi, just a quick follow-up on interest expense. You obviously did a bank amendment which raised the rate on the bank debt, and you also have some swaps falling off this year, right?

John Schwab:	That’s correct.

Ken Silver:	Well, can you tell us, on a net basis, you know, what will interest expense be going forward?

John Schwab:

Listen, you know, take a look, you have access to the amount of debt we have outstanding and what the rates are, I don’t have the number sitting in front of me as I’m on this call right now, but I think you know what the bond rates are and certainly now on a go forward basis, what our revolver and our term B are all going to be at, the L plus 550 range with the 2.5 floor.

Ken Silver:	I guess, what’s the impact of the swap rolling off?

John Schwab:	That was about 8 — I’ll say $8 million.

Ken Silver:	OK, thank you.

John Schwab:	OK. Thanks.

Operator:	Your next question comes from the line of Stan Aaron with Credit Research.

Stan Aaron:

Yes, hi. Just a quick follow up question — what is the expected cash generation or range in generation, whatever you feel comfortable, in 2011 from your portfolio business? What’s the tale? I understand that you’re not buying more assets, but what’s the expected tale in 2011?

John Schwab:

We appreciate the question. That’s something that we typically don’t disclose the cash collections on a go forward basis of any individual segment, even the portfolio segment. It is something that we are — what we track and manage very heavily, but it’s a — it’s a difficult one for us to really disclose out there publicly just because of the volatility of the cash flows that come in from that. And so, I apologize, but we can’t really get into further specifics on that. But thank you for the question.

Stan Aaron:	No, I appreciate it, but can you tell us maybe what the total amount of cash that you have now at this point? Or maybe a total amount of net debt, whatever you feel more comfortable?

John Schwab:	Oh, at this point? Sort of at the end of the quarter?

Stan Aaron:	Yes.

John Schwab:

Well, certainly the December numbers are out there, we certainly are closing our books and sort of wrapping things up for the end of March. We feel like there will be a bit of pay down that takes place in the quarter, not terribly significant, because we go to the next cash flow payment that was made and we’ll be able to disclose that when we release our results for the first quarter which will be in May.

Stan Aaron:	So, you’re going to make some excess cash-flow payments through the quarter?

John Schwab:	Right, we’re required to under the agreement for the term B.

Stan Aaron:	OK. All right, thank you.

Operator:	Your next question comes from the line of Ken Silver with RBS.

Ken Silver:

Thanks. Just one more. On the first quarter, and I’m not asking you to, you know, pre-release results or anything, but should we expect the results to be significantly different from the annual guidance you laid out?

John Schwab:

From the annual guidance that we’ve laid out, I would not say that you kind of roll that in because of the seasonality, because of client ramp, and because of other things, there’s a bit of different things that take place, they take a little bit more time to ramp up in 2011. So, I would not, kind of, just roll that off directly.

Ken Silver:	OK. All right. We’ll wait for the numbers, thank you.

John Schwab:	Sure.

Operator:	Once again, if you would like to ask a question, please press star then the number one on your telephone keypad. That’s star then the number one on your telephone keypad if you have a question.

Operator:	There are no further questions, sir.

Ron Rittenmeyer:

Well, thank you for joining us today, and if there’s any follow-up, feel free to call John or Brian and we’ll attempt to cover any follow-up that there is. So, thanks very much. Operator, that’s it and that concludes our call for today. Thank you.

Operator:	You’re welcome, sir. And this concludes today’s conference call. You may now disconnect.

END